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                                                                    Exhibit 10.9

                                    AGREEMENT



                              BANK OF AMERICA, N.A.
                                   ("Seller")


                                       and


                     AMERICAN FINANCIAL RESOURCE GROUP, LLC
                                  ("Purchaser")



                            DATED: NOVEMBER 22, 2000

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                               TABLE OF CONTENTS

                                                                                       Page
      PRELIMINARY STATEMENT .........................................................    1

1.    DEFINED TERMS .................................................................    1

2.    TERM OF AGREEMENT .............................................................    3

3.    SALE AND PURCHASE OF CLOSED PROPERTIES ........................................    4

4.    CLOSED PROPERTIES - REAL AND PERSONAL ASSETS ..................................    4

5.    CLOSED FEE PROPERTIES PRICE; PROCEDURE FOR DETERMINATION ......................    5

6.    ADDITIONAL PURCHASE PRICE PAYMENT ON RESALE OF CLOSED FEE PROPERTIES ..........    6

7.    CLOSED LEASEHOLD PROPERTIES; ASSUMPTION PAYMENT ...............................    8

8.    SETTLEMENT ....................................................................   10

9.    TITLE .........................................................................   11

10.   SERVICE AND MAINTENANCE CONTRACTS .............................................   13

11.   DOCUMENTS TO BE DELIVERED BY SELLER AT SETTLEMENT .............................   13

12.   DOCUMENTS TO BE DELIVERED BY PURCHASER AT SETTLEMENT ..........................   14

13.   POSSESSION ....................................................................   15

14.   ADJUSTMENTS ...................................................................   15

15.   EXPENSES ......................................................................   16

16.   DEFAULT .......................................................................   16

17.   RISK OF LOSS ..................................................................   17

18.   BROKERS .......................................................................   18

19.   CLOSED PROPERTIES "AS-IS." ....................................................   18

20.   DISCLAIMER ....................................................................   18

21.   DUE DILIGENCE PERIOD; PURCHASER'S ACCESS TO CLOSED PROPERTIES .................   21

22.   NOTICES AND ASSESSMENTS: TAX APPEALS ..........................................   23

23.   NOTICES .......................................................................   23

24.   NO SURVIVAL ...................................................................   23

25.   FURTHER ASSURANCES ............................................................   23

26.   DEPOSIT .......................................................................   24

27.   MISCELLANEOUS .................................................................   24

28.   PURCHASER'S REPRESENTATIONS ...................................................   27

29.   SELLER'S REPRESENTATIONS ......................................................   27

30.   INDEMNIFICATION ...............................................................   28

31.   CONFIDENTIALITY ...............................................................   29

32.   NO OFFER ......................................................................   29

33.   NO LIABILITY ..................................................................   29

                                      -i-

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                                    AGREEMENT

     THIS AGREEMENT ("Agreement"), made this November 22, 2000, between BANK OF AMERICA, N.A., a national banking association, having an address at NC1-007-52-02, 100 North Tryon Street, Suite 5210, Charlotte, NC 28255 ("Seller") and AMERICAN FINANCIAL RESOURCE GROUP, LLC, a Delaware limited liability company, having an address at 1725 The Fairway, Jenkintown, Pennsylvania 19046 ("Purchaser").

                              Preliminary Statement

     WHEREAS, Seller owns various properties (individually, a "Fee Property," and collectively, the "Fee Properties," as hereinafter described) located in the Designated Territory (as hereinafter defined); and

     WHEREAS, Seller owns various leasehold estates (individually, a "Leasehold Property" and collectively, the "Leasehold Properties," as hereinafter described), located in the Designated Territory; and

     WHEREAS, Seller desires to sell to Purchaser those Fee Properties that Seller, in its sole and absolute discretion, has determined or may determine to be surplus properties and transfer to Purchaser (by way of assignment) those Leasehold Properties that Seller, in its sole and absolute discretion, has determined or may determine to be surplus properties on an ongoing basis, and Purchaser desires to purchase such Fee Properties and assume Seller's leasehold interests in such Leasehold Properties from Seller on an ongoing basis, all on the terms and conditions hereinafter provided.

     NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Seller and Purchaser, intending to be legally bound hereby, agree as follows:

     1. Defined Terms. The following terms shall have the meanings set forth below when used in this Agreement:

        (a) "Bank Branch Property" means a Fee Property or a Leasehold Property that is configured to operate, without material modification, as a bank branch and contains a teller counter, vault, safe deposit boxes (unless removed by Seller as permitted by Section 3 hereof) and other customary bank branch installations and equipment. A Fee Property or a Leasehold Property shall not qualify as a Bank Branch Property unless at least 25% of its gross building area is used or is readily usable without material modification for direct bank branch operations.

        (b) "Closed Fee Properties" means those surplus Fee Properties within the Designated Territory (except for "Excluded Properties") that Seller, in Seller's sole and absolute discretion, has previously closed or determines from time to time to close and/or dispose of during the term of this Agreement.

        (c) "Closed Leasehold Properties" means those surplus Leasehold Properties within the Designated Territory (except for "Excluded Properties") that Seller, in Seller's sole and absolute discretion, has previously closed or determines from time to time to close and/or dispose of during the term of this Agreement.

        (d) "Closed Properties" means those Closed Fee Properties and Closed Leasehold Properties within the Designated Territory that Seller becomes obligated to sell and/or assign to Purchaser, and Purchaser becomes obligated to purchase and/or assume from Seller, during the term of this Agreement. A Fee Property or a Leasehold Property shall not become a Closed Property unless and until, if ever, Seller has issued a Closed Property Designation Notice (as defined below) with respect to the same.

        (e) "Closed Property Designation Notice" means a written designation by Seller of a Fee Property or Leasehold Property as a Closed Property and which sets forth, at a minimum, (i) the location and street address of the Closed Property, (ii) whether the Closed Property is a Fee Property or a Leasehold Property, (iii) whether or not the Closed Property is a Bank Branch Property and
(iv) the actual or anticipated Operations Closing Date (as hereinafter defined) for the Closed Property or, if Seller desires to continue business operations at the Closed Property after Settlement (as hereinafter defined) with Purchaser thereon, Seller's proposed terms and conditions for such continued use and occupancy.

        (f) "Closed Property Notification Date" means as to any Fee Property and any Leasehold Property the date on which Seller notifies Purchaser of Seller's designation of such Fee Property or Leasehold Property as a Closed Property by giving Purchaser a Closed Property Designation Notice with respect to such Fee Property or Leasehold Property.

        (g) "Designated Territory" means Virginia, Maryland, District of Columbia, North Carolina, South Carolina, Georgia, Tennessee, Florida, Texas, New Mexico, Illinois, Missouri, Iowa, Arkansas, Oklahoma and Kansas.

        (h) "Excluded Properties" means surplus Fee Properties and surplus Leasehold Properties that are in one or more of the following categories:

            (i) properties that Seller is required to dispose of by any applicable governmental law or regulation;

            (ii) properties that Seller elects to dispose of to another financial institution as an operating bank branch with customer deposits;

            (iii) properties that Seller at any time elects (even after designation as a

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Closed Property) to continue to use itself;

            (iv) properties that Seller at any time elects (even after designation as a Closed Property) to convey or lease to an affiliate of Seller for use by such affiliate;

            (v) properties in which Seller has a leasehold interest with seven years or less of remaining term, including unexercised renewals;

            (vi) properties that Seller elects to convey or lease to someone other than Purchaser after a Closed Property Designation Notice has been issued by Seller, provided that (A) such right to designate shall be exercised, if at all, on or before the 30th day following the Closed Property Notification Date,
(B) Seller may not identify more than two Closed Properties per state in the Designated Territory in any given calendar year (with any partial calendar years during which the term of this Agreement shall commence or terminate being considered as a full calendar year for the purposes of this provision and provided further that Seller may carry over any unused exclusions from year to year), (C) Seller shall reimburse Purchaser for Purchaser's actual, reasonable, out-of-pocket costs and expenses (to the extent documented, to Seller's reasonable satisfaction, by copies of paid invoices and bills and cancelled checks) for all title, survey, environmental, structural analysis and other physical conditions investigative costs incurred by Purchaser with respect to such Excluded Properties, and (D) copies of any title, survey and other due diligence reports and evaluations for such Excluded Properties obtained by Purchaser shall be delivered to Seller, without representation or warranty and with a disclaimer of reliance;

            (vii) Fee Properties or Leasehold Properties that are not Bank Branch Properties, unless Purchaser, within 15 business days following the Closed Property Notification Date therefor, notifies Seller in writing of Purchaser's election to acquire such non-Bank Branch Properties as Closed Properties (the date on which Purchaser so notifies Seller of Purchaser's election to acquire a non-Bank Branch Property, the "Purchaser Acceptance Date"); or

            (viii) properties for which Seller has not issued a Closed Property Designation Notice.

        (i) "Operations Closing Date" means the date on which Seller ceases its business operations at a Closed Property.

     2. Term of Agreement. The term of this Agreement shall commence on the date hereof and shall expire on December 31, 2002. Thereafter, the Term shall continue on a year to year basis, subject to a right by either party to terminate this Agreement at any time, without cause, upon 90 days prior written notice to the other. Either party may terminate this Agreement at any time for cause in accordance with the provisions contained in Section 16 hereof. Purchaser shall

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have the right and obligation as herein expressed to acquire all Fee Properties and Leasehold Properties within the Designated Territory (other than Excluded Properties) that become Closed Properties prior to the expiration or earlier termination of the term of this Agreement.

     3. Sale and Purchase of Closed Properties. On the terms and conditions hereinafter provided, Seller shall convey and/or assign to Purchaser, and Purchaser shall acquire from Seller, Seller's right, title and interest in and to all Fee Properties and Leasehold Properties (other than Excluded Properties) that become Closed Fee Properties and Closed Leasehold Properties during the term of this Agreement, but not thereafter, provided that Purchaser shall not be obligated to acquire, nor shall Seller be obligated to sell, any (i) Closed Leasehold Properties withdrawn from this Agreement because Purchaser and Seller are unable to obtain a required Landlord's Consent (as hereinafter defined) as expressed in Section 7(c) hereof, (ii) Closed Fee Properties or Closed Leasehold Properties withdrawn from this Agreement because Seller elects not (or otherwise fails) to either perform or authorize a Phase II Study (as hereinafter defined) or remediate an identified environmental condition as expressed in Section 21(b) below or (iii) Closed Fee Properties withdrawn from this Agreement because Seller elects not to pay the repair or restoration costs in excess of the Individual Repair Threshold (as hereinafter defined) as expressed in Section 21(c) hereof. Within 30 days following the Closed Property Notification Date for a Closed Property, Seller and Purchaser shall execute an addendum to this Agreement, identifying the subject property and confirming the Closed Property Notification Date, Operations Closing Date, Settlement Date (as hereinafter defined) and such other dates and periods of time as may be readily determined once the Closed Property Notification Date has been established and, as to each Bank Branch Property, whether or not Seller intends to remove the safe deposit boxes from such Bank Branch Property at or prior to Settlement and whether or not Seller desires to impose a Permanent Use Restriction (as hereinafter defined) and the applicable term thereof. The Addendum shall be in substantially the form attached hereto as Exhibit A. Failure or refusal by either party to execute the Addendum shall not affect or modify any of the rights and obligations of the parties as provided in this Agreement. Purchaser acknowledges that Seller has no obligation to designate a minimum number of Closed Properties during the term of this Agreement.

     4. Closed Properties - Real and Personal Assets.

        (a) The term "Closed Property" shall mean Seller's fee or leasehold interest in all those certain identified tracts or parcels of land ("Parcels") with the buildings ("Buildings"), and all other improvements erected on the Parcels and fixtures and equipment attached thereto, including, without limitation, the existing teller counters, drive-through facilities and equipment, safe deposit boxes (unless removed by Seller as permitted by Section 3 hereof), bank vaults and the wiring for the security systems, and all building, plans, licenses and permits to the extent transferrable, and warranties and guaranties to the extent transferable, together with all rights, privileges, tenements, hereditaments, rights of way, easements, appendages and appurtenances of such land. Excluded as part of a Closed Property are the following: (a) the Automated Teller Machine ("ATM") machines connected to or located within the Buildings or situated as freestanding structures on the Parcels, (b) alarms and security equipment, telecommunication

                                       4

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equipment, computers, computer terminals and computer equipment, supplies, documents, records, cash, coin and signage (including pylons, but excluding pylon base poles and foundations), (c) any office equipment (whether leased or owned) located in the Buildings including, without limitation, furniture, furnishings and artwork, and (d) any personal property belonging to any tenant occupying any portion of the Closed Property.

        (b) Prior to the Settlement Date for each Closed Fee Property, Seller and Purchaser shall identify any and all fixtures, equipment and other personal property included as part of such Closed Fee Property (collectively, "Personal Property") and allocate a portion of the Purchase Price (as hereinafter defined) for such Closed Fee Property to the value of the Personal Property. If the parties cannot agree upon an appropriate allocation, they shall retain Price Waterhouse Consulting or another qualified consultant agreed to by Seller and Purchaser to advise them as to the proper allocation of the Purchase Price. The cost of the allocation and valuation report shall be divided equally by Seller and Purchaser.

        (c) If so requested by Seller, Purchaser shall permit Seller to install, maintain and operate, at Seller's sole cost and expense (but without the payment of any rent, fees or other charges, other than the cost of electricity and other utilities, if any, consumed by Seller in connection with its ATM operations), an ATM at each Closed Property from and after the Settlement Date therefor so long as the same does not materially interfere, in Purchaser's sole discretion, with Purchaser's alteration, renovation or use of the Closed Property and/or is not objected to by any person to whom Purchaser sells, leases or subleases the Closed Property in such person's sole discretion. Seller's rights, and Purchaser's obligations, under this Section 4(c) shall end upon the expiration or sooner termination of the term of this Agreement.

     5. Closed Fee Properties Price; Procedure for Determination. The purchase price ("Purchase Price") of each Closed Fee Property shall be 97% of the Fair Market Value ("FMV") of such property, established by an appraisal valuation ("Appraisal") made as described below by Price Waterhouse Coopers or such other qualified, independent appraiser agreed to by Seller and Purchaser (the "Appraiser"). The Appraisal shall be certified to Seller and Purchaser and shall be in substantially the form attached hereto as Exhibit B. The cost of the Appraisal shall be paid by Seller.

        (a) The FMV of a Closed Fee Property that is a Bank Branch Property shall be determined by an Appraiser instructed to value such Closed Fee Property for both its (i) continued bank use and (ii) highest and best use other than continued bank use, except that for a Bank Branch Property that is also a Deed Restricted Property (as hereinafter defined), the Appraiser shall be instructed to value such Deed Restricted Property only pursuant to clause (ii) above. The continued bank use valuation described in clause (i) above shall be adjusted to take into account the temporary loss of use and income during the Dark Period (as hereinafter defined), if any. The highest and best use other than continued bank use valuation described in clause (ii) above shall be adjusted to take into account a cost factor, if any, for conversion of the existing building and other improvements to non-bank use, provided, however, in no event shall the cost of conversion include the complete

                                       5

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demolition of the existing building or the construction of a new building. For
Deed Restricted Properties, the valuation described in clause (ii) above also shall be adjusted to take into account the effect on valuation, if any, resulting from the imposition of the Permanent Use Restrictions. Except for Deed Restricted Properties for which there is only one valuation, the FMV of a Closed Fee Property that is a Bank Branch Property shall equal the average of the two above described valuations.

        (b) The FMV of a Closed Fee Property that is not a Bank Branch Property shall be determined by an Appraiser instructed to value such Closed Fee Property for its highest and best use. If the Appraiser determines that the highest and best use is other than the current use, the valuation shall be adjusted to take into account a cost factor, if any, for conversion of the existing building and other improvements to such use.

        (c) Within ten days following the Closed Property Notification Date for a Closed Fee Property (or ten days following the Purchaser's Acceptance Date for a Closed Fee Property that is not a Bank Branch Property), Purchaser shall select an Appraiser in accordance with this Section 5 and order the Appraisal for such property. Promptly following its receipt of same, Purchaser shall submit an original of the completed Appraisal to Seller. If Purchaser fails to select an Appraiser within such ten day period, Seller may, at any time thereafter, select the Appraiser.

        (d) Purchaser and Seller shall each have a period of 30 days following Seller's receipt of the Appraisal to either reject or approve the FVM of the Closed Fee Property as set forth in the Appraisal. If either party rejects the FMV of the Closed Fee Property as set forth in an Appraisal, such party shall during such 30 day period order, at its own expense, a re-appraisal ("Re-Appraisal") of the affected Closed Fee Property using the same methodology and assumptions as required to be used for the Appraisal. If there is a disparity between the Re-Appraisal and the Appraisal by an amount greater than 10% of the Appraisal, then the average of the two appraisals will prevail; otherwise, the original appraised value will be considered as the FMV. If both parties reject the value, then both parties shall within the 30 day period, agree on and select a single appraiser to conduct the Re-Appraisal and the expense of such Re-Appraisal shall be paid for in equal shares by the parties. The Re-Appraisal amount shall be the final appraised value for such Closed Fee Property.

     6. Additional Purchase Price Payment on Resale of Closed Fee Properties. Subject to the limitations hereinafter expressed, if Purchaser sells or enters into a long term lease on a Closed Fee Property within two years following the Settlement Date therefor (such two year period, the "Resale Period"), Purchaser shall be obligated to promptly notify Seller and to pay to Seller a supplemental purchase price payment for such Closed Fee Property ("Additional Purchase Price Payment"), calculated as follows.

        (a) If a Closed Fee Property is sold during the Resale Period for a Net Adjusted Resale Price (as hereinafter defined) that is 130% or more of the Gross Adjusted Purchase Price (as

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

hereinafter defined) paid by Purchaser to Seller for such Closed Fee Property, Purchaser shall pay to Seller at the closing of such sale an Additional Purchase Price Payment equal to 1/3 of the amount by which the Net Adjusted Resale Price exceeds the Gross Adjusted Purchase Price for such Closed Fee Property.

        (b) If a Closed Fee Property is leased during the Resale Period for a net annual rental that is 12% or more of the Gross Adjusted Purchase Price paid by Purchaser to Seller for such Closed Fee Property, Purchaser shall pay to Seller at rent commencement under the lease an Additional Purchase Price Payment equal to the lesser of (i) 10% of the FMV for such Closed Fee Property or (ii) the product of (A) the net annual rental paid to Purchaser for such Closed Fee Property minus 12% of the Gross Adjusted Purchase Price multiplied by (B) the number of years (excluding renewals) in the initial term(s) of the lease(s) entered into by Purchaser for such Closed Fee Property.

        (c) "Gross Adjusted Purchase Price" shall mean the Purchase Price for a Closed Fee Property decreased by the amount of any credits actually received by Purchaser for structural or environmental conditions and increased by Purchaser's actual, out-of-pocket due diligence and closing costs, including, without limitation, title, survey, environmental, structural evaluation and realty transfer tax costs, plus Purchaser's actual, out-of-pocket post-closing expenditures for owning, operating, managing, leasing or selling the Closed Fee Property, including, without limitation, all debt service (excluding principal payments), real estate taxes, repairs (including capital repairs), improvements (including tenant improvements), insurance and brokerage costs with respect to such Closed Fee Property (but only until the date of closing for Closed Fee Properties that are sold and only until the rent commencement date for Closed Fee Properties that are leased), decreased by the amount of any rent and other charges collected from tenants. "Net Adjusted Resale Price" shall mean the purchase price for the sale of a Closed Fee Property decreased by the amount of any credits and adjustments given the buyer and further decreased by the amount of any brokerage commissions, realty transfer taxes and other normal and customary closing charges paid by Purchaser as seller in connection therewith.

        (d) Notwithstanding the foregoing, (i) if Seller is qualified to receive an Additional Purchase Price Payment for both a sale and a lease of a single Closed Fee Property as described above, Seller shall receive the greater of the two Additional Purchase Price Payments, but not both, (ii) Seller shall not be entitled to receive any Additional Purchase Price Payment for any lease of a Closed Fee Property with an initial term of 60 months or less (unless and until the tenant, by renewal, extension of term or otherwise, actually leases the Closed Fee Property for more than 60 months) or which is subject to termination by the tenant thereunder within the first 60 months of the term (unless and until such termination right is no longer effective) and (iii) Seller shall not be entitled to receive any Additional Purchase Price Payments with respect to any sales or lease agreements entered into by Purchaser following the earlier to occur of (A) the expiration of the Resale Period or (B) if this Agreement is terminated by Seller (other than for cause), the last day of the term of this Agreement. The provisions of this Section 6 shall survive the expiration or earlier

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termination of this Agreement and the Settlement for each Closed Fee Property and delivery of the Deed.

     7. Closed Leasehold Properties; Assumption Payment. The liabilities for each Closed Leasehold Property shall be transferred as set forth below:

        (a) Within ten days following the Closed Property Notification Date for a Closed Leasehold Property (or ten days following the Purchaser's Acceptance Date for a Closed Leasehold Property that is not a Bank Branch Property), Seller shall deliver to Purchaser a lease abstract (if available), a copy of the lease and copies of any agreements, correspondence or other documents relating to the Closed Leasehold Property that are in the possession or control of Seller.

        (b) Within 30 days following the Closed Property Notification Date for a Closed Leasehold Property (or ten days following the Purchaser's Acceptance Date for a Closed Leasehold Property that is not a Bank Branch Property), Purchaser and Seller shall mutually agree upon amount of the lease liability for the Closed Leasehold Property, including, without limitation, all base rent, real estate taxes, operating expenses and other amounts payable to the landlord of each Closed Leasehold Property as rent or additional rent thereunder, but excluding charges for utilities, after hours services and supplemental services that are separately itemized and billed (such aggregate amount, the "Liability") for the period commencing on the Settlement Date for such property and ending on the last day of the existing term of the lease for such Closed Leasehold Property, without giving effect to any unexercised renewal options (such period, the "Remaining Lease Term"). In consideration of Purchaser's assumption of the Liability for the Closed Leasehold Property for the Remaining Lease Term, Seller shall pay to Purchaser at Settlement for the Closed Leasehold Property an amount equal to 25% of the Liability for such property (such amount being referred to as the "Discount") as follows. If Settlement for one or more Closed Fee Properties occurs on the same Settlement Date as one or more Closed Leasehold Properties, Purchaser shall receive a credit against the aggregate Purchase Price for the Closed Fee Properties equal to the aggregate Discount for the Closed Leasehold Properties having the same Settlement Date. If there are no Settlements for Closed Fee Properties on the Settlement Date for the Closed Leasehold Properties, or if the aggregate Discount for the Closed Leasehold Properties exceeds the aggregate Purchase Price for the Closed Fee Properties, Seller shall pay the excess of the Discount over the aggregate Purchase Price to Purchaser at Settlement for the Closed Leased Properties by wire transfer of funds to an account designated by Seller.

        (c) Prior to the Settlement Date for a Closed Leasehold Property, Purchaser shall use commercially reasonable efforts (but at no cost to Seller or Purchaser) to obtain from the landlord of the Closed Leasehold Property (i) the landlord's consent, if required under the lease, to Seller's assignment of the lease to Purchaser, (ii) the landlord's consent, if required under the lease, to Purchaser's further assignment or subleasing of the Closed Leasehold Property to a third party user and (iii) the landlord's agreement, if required under the lease, that Purchaser's indefinite cessation of operations at the Closed Leasehold Property pending recommencement of same by a third party user will not be a default under the lease (such consents and agreements being referred to

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collectively as the "Landlord's Consent"). Purchaser also may, if desired by
Purchaser, obtain an estoppel from the landlord stating that the underlying lease is in full force and effect and that Seller as tenant is not in default thereunder ("Landlord's Estoppel").

        (d) Purchaser shall from time to time keep Seller advised regarding the status of Purchaser's efforts to obtain the required Landlord's Consents. If by the anticipated Settlement Date for a Closed Leasehold Property Purchaser has not obtained the required Landlord's Consent for such Closed Leasehold Property, Purchaser shall so notify Seller and indicate whether or not Purchaser needs additional time to obtain the required Landlord's Consent. If Purchaser indicates that it needs additional time to obtain the required Landlord's Consent, the Settlement Date for such Closed Leasehold Property automatically shall be extended for a period of 30 days. If Purchaser indicates that it does not want additional time, or requests additional time but does not obtain the required Landlord's Consent prior to the extended Settlement Date, the Settlement Date for such Closed Leasehold Property automatically shall be extended for a further period of 30 days to afford Seller time to obtain the required Landlord's Consent, unless Seller notifies Purchaser of Seller's election to withdraw the Closed Leasehold Property from this Agreement. If during such 30 day period Seller is able to obtain a Landlord's Consent (at no cost to Seller or Purchaser) from the landlord for a Closed Leasehold Property that Purchaser was unable to obtain, the Discount for such Closed Leasehold Property shall be reduced from 25% of the Liability to 17.5% of the Liability for such Closed Leasehold Property. If Seller is not able to obtain the required Landlord's Consent during such 30 day period, either Seller or Purchaser may at any time thereafter withdraw the Closed Leasehold Property from this Agreement. In the event of a withdrawal of a Closed Leasehold Property, Purchaser shall be solely responsible for all of its due diligence and investigation costs and other expenses incurred in connection therewith.

        (e) If by the Settlement Date for a Closed Leasehold Property Purchaser has not obtained a written release ("Seller Release") of Seller from all of Seller's obligations as "Tenant" under the lease at the Closed Leasehold Property, Purchaser shall deliver to Seller, one or more of the following at Purchaser's election (but subject to Seller's approval, not to be unreasonably withheld): (i) cash; or (ii) an irrevocable letter of credit issued by a domestic bank reasonably acceptable to Seller; or (iii) a pledge and assignment of money market, mutual fund or similar accounts acceptable to Seller or certificates of deposit or other instruments of reasonable liquidity acceptable to Seller, pursuant to pledge and assignment agreements and related UCC-1 financing statements satisfactory to Seller, in an amount ("Secured Liability Amount") equal to 12 months' Liability determined pursuant to Section 7(b) above. The Secured Liability Amount for a Closed Leasehold Property shall be annually adjusted on or before January 15 of each calendar year based upon the rents to be in effect under the lease for the Closed Leasehold Property for the 12-month period commencing January 1 of such year. Upon the earlier to occur of
(i) the expiration or earlier termination of the lease for a Closed Leasehold Property or (ii) if and when Purchaser obtains a Seller Release for the Closed Leasehold Property, then the amount of the Secured Liability Amount shall be correspondingly reduced. If the Security Liability Amount is funded by a letter of credit, such letter of credit shall be in substantially the form attached hereto as Exhibit C-1; if the Secured Liability Amount is funded by a pledge and assignment of accounts, certificates of deposit or other instruments, such pledge and assignment agreement (together with related UCC-1 Financing

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

Statements) shall be in substantially the form attached hereto as Exhibit C-2. Purchaser shall pay all costs associated with the letter of credit and for the filing of the UCC-1 Financing Statements. The provisions of this subparagraph
(e) shall survive the expiration or earlier termination of this Agreement. The Secured Liability Amount posted by Purchaser for each Closed Leasehold Property shall secure the liability and obligations of Purchaser under all Closed Leasehold Properties hereunder.

        (f) Seller shall hold and apply the Secured Liability Amount as security for Purchaser's timely and complete performance of its obligations under the leases assumed for the Closed Leasehold Properties, as follows:

            (i) Seller may draw on the Secured Liability Amount upon the happening of any of the following events:

                (A) If from and after the Settlement Date, the landlord of a Closed Leasehold Property has made demand on Seller for payment of rent and/or other sums due from and after such Settlement Date under the lease for such Closed Leasehold Property and/or has made demand on Seller for performance of any of the covenants to be performed by the tenant under such lease from and after such Settlement Date, in which event, Seller may draw on the Secured Liability Amount without limit, in part or in whole, to the extent necessary, in Seller's reasonable judgment, to satisfy the demand provided that before doing so, Seller gives Purchaser 15 days' prior written notice of its intention to so draw and during, such 15 day period Purchaser fails to provide Seller with satisfactory evidence of payment of all monetary sums demanded and, if applicable, written confirmation from the landlord under the lease of full compliance with all non-monetary demands; or

                (B) If Purchaser fails to deliver to Seller a replacement instrument/security of Secured Liability Amount in proper form and amount at least 15 days prior to the expiry date of the then current Secured Liability Amount.

        (g) In the event the Secured Liability Account is insufficient to satisfy in full any liability of Seller under the lease for such Closed Leasehold Property, Purchaser shall remain fully liable to Seller for any such deficiency and shall pay the same to Seller on demand. The provisions of this subparagraph (g) shall survive the expiration or earlier termination of this Agreement and the Settlement for each Closed Leasehold Property and delivery of the Lease Assignment and Assumption Agreement.

     8. Settlement. The transfer of ownership of a Closed Fee Property and/or the assignment and assumption of financial liability for a Closed Leasehold Property ("Settlement") shall occur on the date ("Settlement Date") that is 30 days following the expiration of the Due Diligence Period (as hereinafter defined) or, if later to occur and applicable, 30 days following the Operations Closing Date for such Closed Property (subject to extension of Settlement for specified Closed Properties pursuant to Sections 7(d), 9(e) and 21(b) hereof). All Settlements shall occur at the office of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania, or at such other place as Seller and Purchaser may mutually agree, commencing at 10:00 AM on the Settlement Date.

     9. Title.

        (a) As to each Closed Fee Property, the title conveyed shall be good and indefeasible and such as will be insured by any reputable title insurance company at regular rates, free and clear of all liens, judgments and similar encumbrances, subject however to:

            (i) the state of facts shown on an accurate survey of the Closed Fee Property, other than a matter which would constitute an Objection (as hereinafter defined) that Purchaser does not waive pursuant to Section 9(c) below;

            (ii) zoning regulations, municipal building restrictions and all other laws, ordinances, regulations and restrictions of any duly constituted public authority enacted prior to the Settlement Date;

            (iii) grants to governmental entities or to utility and/or power companies, the right of the public in sidewalks and abutting public rights-of-way, and easements given to the public for water course maintenance, slope rights or sight rights;

            (iv) the lien of current taxes and assessments not yet due and payable;

            (v) special taxes and assessments becoming a lien on or after the Settlement Date;

            (vi) if applicable, tenant leases, and any other leases of the Closed Fee Property entered into with Purchaser's consent pursuant to Section 10(b) below;

            (vii) standard exceptions set forth in the form of title insurance policy of the title insurance company selected by Purchaser; and

            (viii) any other matter which would constitute an Objection (as hereinafter defined) that Purchaser waives pursuant to Section 9(c) below, provided that with respect to any Monetary Objection (as hereinafter defined) against Seller, same shall not constitute an Objection if a title insurance company authorized to do business in the state in which the affected Closed Fee Property is located agrees that it will insure title free of such Monetary Objection or with affirmative insurance against the enforcement of such Monetary Objection against the affected Closed Fee Property, and such removal or affirmative coverage does not require Purchaser to defend an action brought on any such judgment.

            (b) The term "Objection" shall mean any matter shown on the survey obtained by Purchaser or which would be shown on a current survey or any covenant, easement, restriction or other title defect or encumbrance (including any lien), other than the matters referred to in Section 9(a) above, which renders title to the Closed Fee Property either unmarketable or uninsurable at regular rates, materially reduces the value of the Closed Fee Property or impairs or restricts its use for the uses contemplated by the Appraisal.

            (c) As to each Closed Fee Property, Purchaser shall order, at Purchaser's expense, a title commitment from a title insurance company authorized to do business in the state in which such Closed Fee Property is located and, if so desired by Purchaser, a survey. Purchaser shall deliver to Seller a copy of the title commitment and, if applicable, survey for such Closed Fee Property no later than 30 days after the date on which the FMV of the Closed Fee Property is determined. Prior to the end of the Due Diligence Period for the Closed Fee Property, Purchaser shall give written notice of any Objection ("Title Objection Notice") to Seller. Purchaser shall be deemed to have waived any Objection existing on the last day of the Due Diligence Period and not specified in such notice.

            (d) Seller shall have no obligation to bring any action or proceeding or otherwise to incur any expense or liability (contingent or otherwise) to remedy an Objection; provided, however, that if an Objection is a monetary lien, judgment or encumbrance of an ascertainable amount (a "Monetary Objection"), Seller shall be obligated at or prior to the Settlement Date, to cause such Monetary Objection to be satisfied or to cause the title insurance company to insure title free of such Monetary Objection or with affirmative insurance against the enforcement of such Monetary Objection by delivery of an acceptable indemnity. If Seller is unable to convey title to a Closed Fee Property in accordance with this Agreement or does not elect to remedy an Objection (other than a Monetary Objection), Purchaser may elect either (i) to accept such title as Seller is able to convey at Settlement, without any reduction of the Purchase Price or any credit or allowance on account thereof or any other claim against Seller, or (ii) to terminate this Agreement as to such Closed Fee Property. Such election shall be made by Purchaser within ten days after written notice from Seller to Purchaser stating that Seller is unable to convey title in accordance with this Agreement or does not elect to remedy an Objection (other than a Monetary Objection), such notice from Seller to be given within ten days after its receipt of the Title Objection Notice, in which event this Agreement shall be null and void as to such Closed Fee Property and the parties shall have no further liabilities or obligations hereunder with respect to that Closed Fee Property only, but in all other respects this Agreement shall continue in full force and effect as to all of the other Closed Properties.

        (e) Although Seller is not obligated to do so, Seller shall have the right to remedy any Objection with respect to a Closed Fee Property on written notice given to Purchaser within ten days after Seller's receipt of the Title Objection Notice. For the purpose of remedying an Objection, Seller shall have the right to one or more adjournments of the Settlement for such Closed Fee Property for an aggregate period not to exceed 45 days. If Seller fails to remedy the Objection prior to the adjourned Settlement, the provisions of
Section 9(d) above shall be applicable, and Seller shall be deemed to have elected not to remedy the Objection.

        (f) The sale includes whatever right, title and interest Seller has in and to the equipment and fixtures presently on each Closed Fee Property which are appurtenant to or used in the operation thereof (subject to the exclusions set forth in Section 4 above). Seller makes no representations as to the quality, kind or condition thereof, and Purchaser agrees to take the same "WHERE-IS" and "AS-IS."

    10. Service and Maintenance Contracts.

        (a) Seller has entered into certain maintenance and service contracts for certain of the Closed Properties, all of which shall be terminated at or prior to the Settlement for each such Closed Property. Seller shall indemnify, defend and hold Purchaser harmless from and against all claims for payment by such contractors for services with respect to such Closed Property rendered prior to the date of the Settlement for such Closed Property. The foregoing provisions of this Section 10(a) shall survive the Settlement for such Closed Property and delivery of the Deed (as hereinafter defined) or Assignment (as hereinafter defined), as applicable.

        (b) Seller hereby agrees that from and after the Closed Property Notification Date Seller shall not enter into any leases of or contracts for any Closed Property, the term of which leases or contracts extend beyond the Settlement for such property without Purchaser's prior written consent, which consent may be given or withheld in Purchaser's sole discretion.

    11. Documents to be Delivered by Seller at Settlement. At Settlement on each Closed Property, Seller shall deliver to Purchaser:

        (a) for each Closed Fee Property, the customary form of special or limited warranty deed (such that Seller shall only warrant for claims arising by, through or under Seller, but none others) for the state for which the Closed Fee Property is located (collectively, the "Deeds") shall be duly executed by Seller, be in form for recordation, be accompanied by completed realty transfer tax forms, if required, and, for Deed Restricted Properties, contain the required Permanent Use Restrictions;

        (b) for each Closed Property, an assignment and assumption of lease in the form attached hereto as Exhibit D ("Assignment"), pursuant to which Seller shall assign and Purchaser shall assume Seller's interest as lessor in any leases or subleases for each Closed Property;

        (c) bill of sale in the form attached hereto as Exhibit E ("Bill of Sale"), pursuant to which Seller shall sell and transfer the personal property at each Closed Property subject to this Agreement to Purchaser;

        (d) for each Closed Leasehold Property, an assignment and assumption of lease in the form attached hereto as Exhibit F ("Lease Assignment and Assumption Agreement") pursuant to which Seller shall assign and Purchaser shall assume Seller's interest as lessee under the lease for such Closed Leasehold Property;

        (e) a closing statement showing the applicable Settlement adjustments, duly executed by Seller;

        (f) FIRPTA affidavit in the form attached hereto as Exhibit G and the customary form of mechanic's lien and possession affidavit, each duly executed by Seller, together with such documents and other evidence as is reasonably required by Purchaser's title insurance company to establish that Seller is authorized to execute the closing documents;

        (g) a Certificate of Seller in the form attached hereto as Exhibit H, confirming the truth, accuracy and completeness of the representations and warranties of Section 29 hereof with respect to Seller;

        (h) a certified copy of the Bylaws adopted by the Board of Directors of Seller confirming the authority of certain officers to execute documents and a certified statement of incumbency of the officer of Seller executing the documents described in this Section 11; and

        (i) originals, to the extent in Seller's possession, of surveys, permits, licenses, leases, subleases, warranties and guarantees covered by this Agreement.

    12. Documents to be Delivered by Purchaser at Settlement. At Settlement on each Closed Property, Purchaser shall deliver to Seller:

        (a) the Purchase Price for each Closed Fee Property as described in
Section 5, as adjusted pursuant to Sections 14, 15, 17 and 21(c), by wire transfer of immediately available funds;

        (b) for each Closed Property, the Assignment described in Section 11(b) above duly executed by Purchaser;

        (c) for each Closed Leasehold Property, the applicable Lease Assignment and Assumption Agreement described in Section 11(d) above duly executed by Purchaser;

        (d) for each Closed Leasehold Property for which Purchaser was able to obtain same, the Landlord's Consent and for each Closed Leasehold Property for which Purchaser was able to obtain same, the Seller Release, each as described in Sections 7(c) and 7(e);

        (e) for each Closed Leasehold Property for which Purchaser was not able to obtain the Seller Release, the Secured Liability Amount described in Sections 7(e);

        (f) for each Closed Leasehold Property for which Purchaser was able to obtain same, the Landlord's Estoppel described in Section 7(c);

        (g) a closing statement showing the applicable Settlement adjustments, duly executed by Purchaser; and

        (h) a Certificate of Purchaser or Purchaser's permitted assignee, in the form attached hereto as Exhibit H, confirming the truth, accuracy and completeness of the representations and warranties of Section 28 hereof with respect to Purchaser or such assignee, as applicable, and duly executed by Purchaser or Purchaser's permitted assignee.

    13. Possession. At Settlement on each Closed Property, Seller shall give Purchaser possession of the Closed Property, free and clear of all tenants except for existing tenant leases and such other permitted leases pursuant to
Section 10(b) and the rights of Seller under Section 4(c), if applicable.

    14. Adjustments. At each Settlement, Purchaser and Seller shall adjust for real estate taxes and assessments on the Closed Property, municipal water and sewer charges, fuel, utility charges, rent, and lease liabilities, such adjustments to be calculated as of 11:59 PM on the day immediately preceding Settlement. In addition, Seller shall account to and turn over to Purchaser any and all security deposits paid by existing tenants of the Closed Property (where Seller is landlord), and Purchaser shall reimburse Seller for any and all security deposits held by landlords under leases for Closed Leasehold Properties (where Seller is tenant). Prior to the Settlement, Seller shall have paid all service providers under the service and maintenance contracts for the Closed Property for services rendered up to the day prior to the Settlement. If the Settlement shall occur before the tax rate or assessed valuation of the subject Closed Property is fixed for the then-current year, the apportionment of real estate taxes for the year of Settlement shall be upon the basis of the most recent tax bills and the tax rate for the most recent tax year applied to the latest assessed valuation. There shall be no post-Settlement reconciliations or reprorations.

    15. Expenses. At each Settlement, Purchaser and Seller shall divide the realty transfer taxes applicable to the conveyance of the Closed Fee Property, if any, according to local custom for the state in which the Closed Fee Property is located. Purchaser shall pay all escrow and closing charges of the settlement or closing agent. Seller shall pay any recording fees for the satisfaction of any mortgages, liens or judgments affecting the Closed Property and Purchaser shall pay all recording fees in connection with the conveyances of the Closed Fee Properties and assignments of the leasehold interests in the Closed Leasehold Properties. Each party shall bear all other fees, charges and expenses incurred by it, without contribution from the other, in connection with this transaction.

    16. Default.

        (a) If Seller materially breaches this Agreement prior to or at any Settlement, and if such default continues for more than ten business days following written notice thereof to Seller, the sole liability of Seller shall be and the sole remedy of Purchaser shall be limited to either (i) payment to Purchaser, as liquidated damages, for each Closed Property for which Settlement has not occurred and for which Purchaser has performed some or all of its investigations pursuant to Sections 9 and 21, the sum equal to Purchaser's actual, reasonable out-of-pocket costs and expenses incurred subsequent to the date of this Agreement (to the extent documented to Seller's reasonable satisfaction by copies of paid invoices and bills and canceled checks) for title, survey and other due diligence reports and evaluations, whereupon Purchaser shall deliver to Seller complete copies (with all appendices and exhibits) of all (interim drafts as well as final reports, if any) due diligence reports, evaluations, investigations, surveys and title searches in Purchaser's possession or control (without representation or warranty and with a disclaimer of reliance), and this Agreement shall become null and void and the parties shall have no further liabilities or obligations hereunder; or (ii) a suit by Purchaser for specific performance only.

        (b) If Purchaser materially breaches this Agreement prior to or at any Settlement, and if such default continues for more than ten business days following written notice thereof to Purchaser, Seller shall be entitled to terminate this Agreement (either in its entirety or, at Seller's election, only as to the Closed Properties for which Settlement did not occur as a result of Purchaser's breach) and to receive out of the Deposit (as hereinafter defined) liquidated damages in an amount equal to 10% of the Purchase Price for each Closed Fee Property and 10% of the Discount for each Closed Leasehold Property on which Purchaser fails to make Settlement, provided that (i) except as provided in subsection (d) below, in no event shall the amount of Purchaser's liability hereunder exceed, in the aggregate, the amount of the Deposit and (ii) notwithstanding an election by Seller to terminate this Agreement in its entirety as a result a material breach hereof by Purchaser, Purchaser shall nevertheless remain entitled and obligated to complete Settlement on all Closed Properties that become Closed Properties prior to the date of such termination and Seller shall only be entitled to receive liquidated damages as aforesaid for Closed

Properties if, as and when Purchaser fails to complete Settlement thereon as required hereby. In addition to the foregoing, in the event of a termination of this Agreement in its entirety by Seller following a material breach of this Agreement by Purchaser, Seller shall be entitled to receive out of the Deposit (but only to the extent such funds are available) additional liquidated damages in the amount of $250,000.00 over and above the aforesaid liquidated damages for each Closed Property. In addition, Purchaser shall deliver to Seller complete copies (with all appendices and exhibits) of all (interim drafts as well as final reports, if any) due diligence reports, evaluations, investigations, surveys and title searches in Purchaser's possession or control (without representation or warranty and with a disclaimer of reliance). The provisions of this subparagraph (b) shall survive the expiration or earlier termination of this Agreement. The parties acknowledge that the aforesaid liquidated damages are reasonable and do not constitute a penalty and are being agreed upon due to the difficulty of calculating the actual amount of damages that Seller might sustain in the event of a default by Purchaser and termination of this Agreement.

        (c) Notwithstanding anything to the contrary contained in Section 16(a), in the event Seller's breach is caused by or arises out of regulatory issues, Seller shall have no liability whatsoever to Purchaser; this Agreement shall become null and void as to such affected Closed Properties only, and the parties shall have no further liabilities or obligations hereunder with respect to such affected Closed Properties; and this Agreement shall continue to be effective as to the remaining Closed Properties.

        (d) Notwithstanding anything to the contrary contained in Section 16(b), there shall be no limitation on Purchaser's liability under Sections 7(g) and 27(i) of this Agreement or under any Lease Assignment and Assumption Agreement with respect to a Closed Leasehold Property, and Seller may recover from Purchaser any amounts due thereunder that are not fully covered by the Deposit or the Secured Liability Amount.

    17. Risk of Loss. If a condemnation proceeding is instituted against a Closed Property or any portion thereof, or if a Closed Property is substantially damaged by fire or other casualty, prior to Settlement, Purchaser may terminate this Agreement as to such Closed Property upon written notice to Seller, whereupon the parties shall have no further liabilities or obligations hereunder with respect to such Closed Property, but this Agreement shall continue in full force and effect as to the remaining Closed Properties. If Purchaser does not so terminate this Agreement as to a Closed Property in the case of condemnation or substantial damage by fire or other casualty, or if in the case of fire or other casualty to a Closed Property there is less than substantial damage, then in each of such cases, this Agreement shall continue to be effective as to such Closed Property, and Seller shall assign to Purchaser at Settlement all of Seller's right to receive any award for such condemnation or insurance proceeds as a result of such damage (as the case may be), together with all of Seller's rights to litigate such claim and to negotiate a settlement with the condemning authority or the insurance carrier; provided, however, to the extent Seller self-insures (including a deductible or any under-insured amount) against a casualty, then the Purchase Price for the affected Closed Fee Property shall be adjusted to reflect a credit in favor of Purchaser for the amount of such under-insured amount. For purposes of this Section, a Closed Property shall be deemed to have been "substantially damaged" if such damage occurs at a Closed Fee Property or a Closed Leasehold Property that Seller is responsible to restore and such restoration either will require more than 120 days to complete or will cost in excess of 25% of the Purchase Price of such Closed Fee Property. If the damage occurs at a Closed Leasehold Property that the landlord is responsible to restore, such Closed Leasehold Property shall be deemed to have been "substantially damaged" if the landlord elects to terminate the lease in lieu of restoration or elects to restore, but such restoration will require more than 120 days to complete. Seller agrees to maintain its current property insurance policies on the Closed Properties during the pendency of this Agreement.

    18. Brokers. Each party represents and warrants to the other that it has not dealt with any real estate broker, agent or finder in connection with this Agreement. The parties agree to indemnify and hold one another harmless based upon their actions and dealings from any claims or causes of action concerning brokerage or finder's fees or commissions. If any claim against Seller is asserted by any person, firm or corporation claiming a commission and/or finder's fee with respect to the transactions contemplated by this Agreement, and resulting from any act, representation or promise of Purchaser, Purchaser shall indemnify, defend and save harmless Seller from such claim resulting from any act, representation or promise of Purchaser. If any claim against Purchaser is asserted by any person, firm or corporation claiming a commission and/or a finder's fee with respect to the transactions contemplated by this Agreement, and resulting from any act, representation or promise of Seller, Seller shall indemnify, defend and save harmless Purchaser from such claim resulting form any act, representation or promise of Seller. The terms of this Section 18 shall survive the Settlement on each Closed Property and the delivery of the Deed or Assignment, as applicable, and shall survive the expiration or earlier termination of this Agreement.

    19. Closed Properties "AS-IS." Purchaser either (a) has heretofore inspected each of the Closed Properties, or caused an inspection thereof to be made on Purchaser's behalf, or (b) will have done so prior to the end of the Due Diligence Period (as hereinafter defined) or (c) will have waived its right to do so as hereinbelow set forth, so that, by the end of the Due Diligence Period (as hereinafter defined), Purchaser shall be (or shall have had the opportunity to become) acquainted with the condition of the Closed Properties and the improvements located therein. Purchaser agrees to take the Closed Properties "AS-IS," "WHERE-IS," and in their present condition, subject to reasonable use, wear and tear, and (subject to Section 17 above) damage by fire and other casualties, and (subject to Section 17 above) due to a taking by condemnation or eminent domain, between the date hereof and the Settlement on each of the Closed Properties. Until the Settlement, Seller agrees to maintain each Closed Fee Property in its present condition, reasonable wear and tear excepted, and to likewise maintain each Closed Leasehold Property but only to the extent it has responsibility therefor under the lease for such Closed Leasehold Property.

    20. Disclaimer.

        (A) PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES (OTHER THAN THE WARRANTY OF TITLE AS SET

OUT IN THE DEED), PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF ANY CLOSED PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE CLOSED PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER OR ANYONE ELSE MAY CONDUCT THEREON; (D) THE COMPLIANCE OF OR BY THE CLOSED PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY CLOSED PROPERTY; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO ANY CLOSED PROPERTY; (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF ANY CLOSED PROPERTY; OR (H) ANY OTHER MATTER WITH RESPECT TO ANY CLOSED PROPERTY, AND SPECIFICALLY, THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION, ZONING OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON ANY CLOSED PROPERTY OF HAZARDOUS MATERIALS (AS DEFINED BELOW). PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT EACH CLOSED PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF EACH CLOSED PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO EACH CLOSED PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO EACH CLOSED PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS" CONDITION AND BASIS WITH ALL FAULTS. ALL PROVISIONS OF THIS ARTICLE SHALL SURVIVE SETTLEMENT OR THE EXPIRATION OR EARLIER TERMINATION OF THIS AGREEMENT WITHOUT SETTLEMENT, AS APPLICABLE.

        (B) "Hazardous Materials" shall mean any substance which is or contains
(i) any "hazardous substance" as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. (S)9601 et. seq.) "CERCLA") or any regulations promulgated under or pursuant to CERCLA; (ii) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act, as amended (42 U.S.C. (S) 6901 et seq.) ("RCRA") or regulations promulgated under or pursuant to RCRA; (iii) any substance regulated by the Toxic Substances Control Act, as amended (15 U.S.C. (S) 2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements (as hereinafter defined) or the common law, or any other applicable laws relating to each Closed Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on each Closed Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Closed Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Closed Property or adjacent property; or
(C) which, if it emanated or migrated from the Closed Property, could constitute a trespass.

        (C) "Environmental Requirements" shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Closed Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Closed Property, the Closed Property or the use of the Closed Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface, water, ground water or soil).

        (D) Purchaser acknowledges that, subject to the termination rights set forth in Section 21(b), Purchaser shall accept all Closed Properties (including all improvements located thereon) at Settlement in their AS IS physical condition WITH ALL FAULTS, including, without limitation, with the presence of Hazardous Materials thereon or therein. Purchaser, on behalf of itself and its successors and assigns, hereby waives, releases, acquits and forever discharges Seller its current and former officers, directors, shareholders, employees, agents, attorneys, representatives, and any other persons acting on behalf of Seller and the successors and assigns of any of the preceding, of and from any and all claims, actions, causes of action, demands, rights, damages, costs, expenses or compensation whatsoever, direct and indirect, known or unknown, foreseen or unforeseen, which Purchaser or its successors or assigns now has or which may arise in the future on account of or in any way related to or in connection with any past, present, or future physical characteristic or condition of each Closed Property or the improvements thereon, including, without limitation, any Hazardous Materials in, at, on, under or related to the Closed Property or the improvements thereon or any violation or potential violation of any Environmental Requirement applicable thereto and further including, without limitation, any claim for contribution or indemnification arising under any Environmental Requirements, common law or otherwise. Notwithstanding anything to the contrary set forth herein, this release shall survive the Settlement and the expiration or earlier termination of this Agreement.

    21. Due Diligence Period; Purchaser's Access to Closed Properties. As to each Closed Property, Purchaser shall have a period of 75 days from and after the Closed Property Notification Date (or 75 days following the Purchaser's Acceptance Date for Closed Properties that are not Bank Branch Properties) ("Due Diligence Period") to perform such due diligence review and analysis of the Closed Property as Purchaser deems necessary including, without limitation, to investigate, review, survey and physically inspect the Closed Property, to obtain a title search and survey, to conduct Phase I environmental studies and engineering studies of each Closed Property as described below and, with respect to a Closed Leasehold Property, to review the lease.

        (a) During the Due Diligence Period for each Closed Property, as same may be extended with respect to such Closed Property pursuant to Sections 21(b) and (c) hereof, Purchaser, its employees and agents, at Purchaser's sole cost and expense, shall have the right to enter upon such Closed Property to inspect such Closed Property. Purchaser shall give Seller prior written notice of its entry upon the Closed Property and shall coordinate such entry and inspection with Seller so that the entry is at a mutually convenient time. Prior to each such entry, Purchaser shall provide certificates of insurance to Seller evidencing liability insurance in the minimum amount of $2,000,000.00 combined per occurrence limit carried by Purchaser and/or Purchaser's agents in order to insure any loss arising out of or in connection with entry upon the Closed Property. The aforesaid insurance shall be issued by an insurance company licensed in the state where the Closed Property is located and said insurance company shall be acceptable to Seller. Upon completion of any inspections, Purchaser, shall restore the Closed Property to the condition in which it existed prior to said inspections. Purchaser shall and hereby does indemnify, defend, and save harmless Seller from and against any and all claims arising out of the entry on and inspection of each and every Closed Property by Purchaser and/or Purchaser's employees and agents, including, without limitation, Seller's attorneys' fees and costs. Notwithstanding anything contained in this Agreement to the contrary, the terms of this subsection shall survive (i) Settlement on such Closed Property and the delivery of the Deed or Assignment, as applicable,
(ii) the termination of this Agreement as to such Closed Property and (iii) the expiration or earlier termination of this Agreement.

        (b) Prior to the expiration of the Due Diligence Period for each Closed Property, if Purchaser's environmental consultant, based on records and other documentation obtained during its Phase I environmental investigation ("Phase I Study"), determines that a Phase II environmental study ("Phase II Study") is necessary with respect to such Closed Property, Purchaser shall give to Seller written notice thereof, together with a complete copy of the Phase I Study and a reasonably detailed explanation of the reasons therefor from Purchaser's environmental consultant. Within ten days after receipt of such notice, Seller, at its sole election, shall either (i) obtain the Phase II Study at Seller's sole cost and expense, (ii) permit Purchaser to obtain a Phase II Study at Seller's sole cost and expense, which shall be conducted by an environmental consultant satisfactory to Seller in its reasonable judgment pursuant to a scope of study satisfactory to Seller in its reasonable judgment; or (iii) withdraw the Closed Property from this Agreement, and in the latter event, this Agreement shall terminate and be null and void as to such withdrawn Closed Property, but shall continue in full force and effect as to the remaining Closed Properties. Unless Seller notifies Purchaser during such ten-day period of Seller's election to obtain (or to permit Purchaser to obtain) a Phase II Study, Seller shall be deemed to have elected to withdraw the Closed Property from this Agreement as expressed in clause (iii) above. If Seller or Purchaser obtains a Phase II Study for such Closed Property, as provided above, and if the Phase II Study identifies one or more environmental conditions requiring remediation, then, within ten days after Seller delivers the Phase II Study to Purchaser, or Purchaser delivers the Phase II Study to Seller, as applicable, Seller, at its sole election, shall either (i) agree to remediate and abate the disclosed environmental condition(s) at Seller's sole cost and expense in conformity with all applicable Environmental Requirements or (ii) withdraw the Closed Property from this Agreement, and in the latter event, this Agreement shall terminate and be null and void as to such withdrawn Closed Property, but shall continue in full force and effect as to the remaining Closed Properties. Unless Seller notifies Purchaser during such ten-day period of Seller's election to remediate and abate the disclosed environmental condition(s), Seller shall be deemed to have elected to withdraw the Closed Property from this Agreement as expressed in clause (ii) above. Unless the Closed Property is withdrawn from this Agreement by Seller as aforesaid, the Due Diligence Period and Settlement automatically shall be extended for such time as is necessary for Seller or Purchaser, as applicable, to complete the environmental investigations and remediations described above. In the event of a withdrawal of a Closed Property pursuant to this subparagraph or a termination of this Agreement as provided herein as to such Closed Property, Purchaser shall be solely responsible for all of Purchaser's due diligence and investigation costs and expenses.

        (c) Prior to the expiration of the Due Diligence Period for each Closed Fee Property, if Purchaser's consultant, based on physical inspection, records and other documentation obtained during its physical conditions investigation, determines that the Closed Fee Property requires repairs to the structural and/or mechanical systems of the Building that under generally accepted accounting principles (i.e., "GAAP") would be categorized as a capital expenditure and if the reasonably estimated cost of same exceeds $10,000.00 ("Individual Repair Threshold"), Purchaser shall give written notice thereof and a copy of the consultant's reports to Seller. Within ten days after receipt of such notice and the report, Seller shall, at its sole election, by written notice to Purchaser, either (i) subject to the provisions of the following sentence of this Section 21(c), agree to allow a credit against the Purchase Price for such Closed Fee Property in the reasonably estimated cost of such capital repairs in excess of the Individual Repair Threshold or (ii) withdraw such Closed Fee Property from this Agreement, and in the latter event, this Agreement shall terminate as to such withdrawn Closed Fee Property, but shall continue in full force and effect as to the remaining Closed Properties. If the reasonably estimated cost of such capital repairs for a Closed Fee Property is less than the Individual Repair Threshold, Purchaser and Seller shall proceed to the Settlement with respect to each such Closed Fee Property, with no abatement of the Purchase Price for same. In the event of a withdrawal of a Closed Fee Property pursuant to this subparagraph or a termination of this Agreement as provided herein as to such Closed Fee Property, Purchaser shall be solely responsible for all of Purchaser's due diligence and investigation costs and expenses.

        (d) Within 15 days following the Closed Property Notification Date (or 15 days following the Purchaser's Acceptance Date for each Closed Property that is not a Bank Branch Property), for each Closed Property, Seller shall make available to Purchaser for inspection and copying at Purchaser's expense all documents and records relating to the Closed Property which to Seller's best knowledge, Seller has in its possession, such documents to be made available to

Purchaser at the location or locations where such documents are kept in the ordinary course of Seller's business.

    22. Notices and Assessments: Tax Appeals.

        (a) Seller shall (i) comply with the requirements of any and all notices relating to each Closed Property which may be issued by municipal or other public authorities prior to the date of this Agreement and (ii) pay for all work and improvements done or ordered to be done prior to the date of this Agreement by any such authority which results in the imposition of a confirmed lien against a Closed Property prior to Settlement. If Settlement takes place as to such Closed Property, all other requirements and notices shall be complied with by Purchaser and all other work or improvements done or ordered done shall be performed and paid for Purchaser.

        (b) Seller agrees that from and after each Closed Property Notification Date it will not file any real estate tax assessment appeal with respect to any Closed Property prior to Settlement on such Closed Property without Purchaser's prior written consent.

    23. Notices. All notices hereunder shall be in writing and shall be deemed to have been properly given if personally delivered, sent via facsimile or sent by private overnight express carrier, such as Federal Express, next business day delivery, charges prepaid, addressed to Seller at Bank of America, NC1-007-52-02, 100 North Tryon Street, Suite 5210, Charlotte, NC 28255,
Attention: Robert Patterson, facsimile number (704) 386-0372; with a copy to Bank of America, N.A., TX1-492-68-01, 901 Main Street, Dallas, TX 75202,
Attention: Michael Hord, Esquire, facsimile number (214) 209-0871; addressed to Purchaser at 1725 The Fairway, Jenkintown, PA 19046, Attention: Mr. Nicholas Schorsch, facsimile number (215) 887-2585; with a copy to Morgan, Lewis Bockius LLP, 1701 Market Street, Philadelphia, PA 19103, Attention: Edward J. Matey Jr., Esquire, facsimile number (215) 963-5299. Notices by the parties may be given on their behalf by their respective counsel. Notice shall be deemed to have been given upon the date of delivery, if personally delivered, or sent via facsimile or one business day after the date of deposit if sent by private overnight express carrier, next business day delivery.

    24. No Survival. Except as otherwise provided, none of the provisions of this Agreement shall survive any Settlement and delivery of any of the Deeds or Assignments, as applicable.

    25. Further Assurances. From time to time and at the request of either Seller or Purchaser (whether before, at or after the Settlement for a Closed Property), the other party shall execute, acknowledge and deliver such other and further documents as the requesting party may reasonably request to effectuate the provisions of this Agreement. The provisions of this Section 25 shall survive the expiration or earlier termination of this Agreement.

    26. Deposit.

        (a) As of the date hereof, Purchaser has deposited as security for the performance of Purchaser's obligations hereunder the sum of $250,000.00 ("Initial Deposit") to be held in escrow and disbursed as herein provided. In addition, within three business days following the establishment of the Purchase Price for a Closed Fee Property as expressed in Section 5 hereof, Purchaser shall deposit as further security for the performance of Purchaser's obligations hereunder an amount equal to 10% of the Purchase Price for such Closed Fee Property (each such amount, a "Supplemental Deposit" and, together with the Initial Deposit, the "Deposit"), provided that no Supplemental Deposit shall be due or payable when or to the extent that the funding of such Supplemental Deposit would cause the aggregate amount of the Supplemental Deposit to be more than $750,000.00. As and when either (i) Settlement occurs on a Closed Fee Property or (ii) a Closed Fee Property is withdrawn from this Agreement as expressed in Sections 21(b) or (c) hereof, the aggregate amount of the Supplemental Deposits shall be recomputed to equal the lesser of (i) 10% of the aggregate amount of the Purchase Prices for all Closed Fee Properties for which Settlement has not yet occurred or (ii) $750,000.00.

        (b) At Purchaser's election, but subject to Seller's reasonable approval, the form of the Deposit shall be one of the following: (i) cash deposited with Commonwealth Land Title Insurance Company ("Escrow Agent") to be held and disbursed by the Escrow Agent pursuant to the terms and conditions of this Agreement and the escrow provisions set forth in Exhibit J-1 attached hereto; (ii) an irrevocable letter of credit issued by a domestic bank reasonably acceptable to Seller and substantially in the form attached hereto as Exhibit J-2; or (iii) a pledge and assignment of money market, mutual fund or similar accounts reasonably acceptable to Seller or certificates of deposit or other instruments of reasonable liquidity issued by a domestic bank reasonably acceptable to Seller, which pledge and assignment agreements shall be substantially in the form attached hereto as Exhibit K-3. The Deposit shall be in addition to, and separate from, the collateral tendered by Purchaser to secure the Secured Liability Amount under Section 7(e).

        (c) The interest earned (if any) on the Deposit shall be part of the Deposit. Provided Purchaser is not in default hereunder, the interest earned on the Deposit shall be paid to the Purchaser on each one-year anniversary date of this Agreement. The Deposit shall be paid to the Seller as provided in Section 16(b) if the Purchaser defaults or if the Seller terminates this Agreement for cause as provided in Section 2 and Section 16(b). On the last to occur of (i) the date of expiration or earlier termination of this Agreement, (ii) the Settlement Date for the last of the Closed Properties subject to this Agreement or (iii) the expiration of the Dark Period for the last of the Closed Properties subject to this Agreement, the Deposit shall be paid to the Purchaser.

        (d) If the Deposit is in the form of a letter of credit, the Seller also may draw on the letter of credit if the Purchaser fails to deliver to the Seller a replacement letter of credit or replacement instrument/security in proper form and amount at least 15 days prior to the expiry date of the then current letter of credit.

    27. Miscellaneous.

        (a) This Agreement shall not be recorded in the office for the recording of deeds or in any other office or place of public record. Prior to Settlement, this Agreement shall not be deemed or construed to give Purchaser any equitable ownership of, or title to, any Closed Property, Fee Property or Leasehold Property.

        (b) This Agreement and the exhibits attached hereto contain the entire agreement between Seller and Purchaser and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind or nature whatsoever. This Agreement may be modified only by an agreement in writing between the parties hereto.

        (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal and legal representatives, successors and permitted assigns; provided, however, that Purchaser shall not assign or otherwise transfer this Agreement without the prior written consent of Seller, which Seller may grant or deny in its sole discretion. Notwithstanding anything to the contrary in the preceding sentence, Purchaser, may, with Seller's prior written consent, not to be unreasonably withheld, assign this Agreement in its entirety to a partnership, limited liability company or corporation which is an "Affiliate" of Purchaser and in which Nicholas Schorsch is the principal. Purchaser's request for consent to the assignment to an Affiliate must be accompanied by evidence satisfactory to Seller of the relationship among Purchaser, such Affiliate, and Nicholas Schorsch. For purposes hereof, the term "Affiliate" shall mean a partnership, limited liability company, or corporation that is owned by or is under common control and ownership with, Purchaser. In no event shall any assignment of this Agreement relieve Purchaser named herein from liability hereunder.

        (d) This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina.

        (e) Whenever in this Agreement a period of time is stated as a number of days, it shall be construed to mean calendar days; provided, however, that when any period of time so stated would end upon a Saturday, Sunday, or legal holiday, such period shall be deemed to end upon the next day following which is not a Saturday, Sunday or legal holiday.

        (f) The date and time for the performance of all obligations hereunder shall be deemed to be of the essence of this Agreement.

        (g) If any term or provision of this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement shall not be affected and each such remaining provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

        (h) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. The date of this Agreement shall be the date of Seller's execution hereof.

        (i) Each Closed Property shall be subject to Seller's requirement that neither Purchaser nor any of Purchaser's Responsible Parties (as hereinafter defined) shall display any on-site signage advertising a banking facility or open for business or conduct any on-site operations as a banking facility on any Closed Property for the period equal to the lesser of (i) six months following the Settlement Date or (ii) any such shorter period as may from time to time be required by Seller (such lesser period, the "Dark Period"), provided that with respect to Closed Leasehold Properties, all such requirements shall be suspended to the extent inconsistent with and subject to the limitations, if any, presented by so-called "continuous operations" clauses contained in the leases for such Closed Leasehold Properties. If Purchaser or any of Purchaser's Responsible Parties violates the foregoing Dark Period restrictions at a Closed Property, Purchaser shall pay to Seller and Seller shall be entitled to receive out of the Deposit liquidated damages in an amount equal to $5,000.00 for each day that such violation continues at such Closed Property and, in the event that Purchaser or any of Purchaser's Responsible Parties violates the Dark Period restrictions at more than one Closed Property, the $5,000.00 per day liquidated damages amount shall apply to each Closed Property at such violation exists. The foregoing Dark Period restriction shall survive Settlement on each Closed Property, shall survive the expiration or earlier termination of this Agreement and shall constitute a covenant running with the Closed Property for the benefit of Seller and its successors and assigns. Purchaser shall be responsible to advise its transferees, tenants, licensees, subsidiaries, affiliates, successors, assigns and other occupants (herein collectively referred to as "Purchaser's Responsible Parties") of the Closed Property of this restriction. The parties acknowledge that the aforesaid liquidated damages are reasonable and do not constitute a penalty and are being agreed upon due to the difficulty of calculating the actual amount of damages that Seller might sustain in the event of a violation of any of the Dark Period restriction. Seller shall notify Purchaser promptly following Seller becoming aware that Purchaser or any of Purchaser's Responsible Parties is in violation the Dark Period restrictions, provided that the notice and cure provisions contained in Section 16(b) shall not apply to violations of the Dark Period restrictions.

        (j) Any other provision of this Agreement to the contrary notwithstanding, Seller may from time to time elect to convey Closed Fee Properties to Purchaser subject to the express condition that such Closed Fee Properties not be used for a specified period (not to exceed 30 years following the Settlement Date )as a "financial institution" ("Permanent Use Restriction"), provided that (A) such right to impose Permanent Use Restrictions shall be exercised, if at all, on or before the 30/th/ day following the Closed Property Notification Date for such Closed Fee Property, (B) Seller may not impose Permanent Use Restrictions on more than 15% (rounded to the nearest whole number) of the Closed Fee Properties identified at any one time on a Closed Property Designation Notice and (C) the FMV for all Closed Fee Properties subject to Permanent Use Restrictions shall be determined by single valuation as expressed in Section 5(a) hereof. The Permanent Use Restrictions shall be in a form attached hereto as Exhibit K and survive Settlement on the Closed Fee Property, shall constitute a covenant running with the Closed Fee Property for the benefit of Seller and its successors and assigns and shall be set forth in the Deed for the Closed Fee Property.

    28. Purchaser's Representations. Purchaser (and, if applicable, Purchaser's Affiliate) represents to Seller, which representations shall be true, correct and complete as of each Settlement Date hereunder and which shall survive each Settlement, as follows:

        (a) Purchaser is, and at the Settlement shall be, a corporation (or limited liability company, or limited partnership, as applicable) duly organized, validly existing, and in good standing under the laws of the state of formation, and as of each Settlement, with full power and authority to conduct its business affairs in the state where the Closed Property is located.

        (b) The execution, delivery and performance of this Agreement, in accordance with its terms, do not violate Purchaser's articles of incorporation, by-laws, or any contract, agreement, commitment, order, judgment or decree to which Purchaser is a party or by which it is bound.

        (c) The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by all required action of Purchaser and the officers of Purchaser in full compliance with the provisions of Purchaser's articles of incorporation and by-laws. The person executing this Agreement on behalf of Purchaser is duly authorized to do so.

        (d) Purchaser has the right, power and authority to make and perform its obligations under this Agreement and this Agreement is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

        (e) Purchaser executing this Agreement is wholly owned and controlled by Nicholas Schorsch.

    29. Seller's Representations. Seller represents to Purchaser, which representations shall be true, correct and complete as of each Settlement Date hereunder and which shall survive each Settlement, as follows:

        (a) Seller is, and at the Settlement shall be, a national banking association, duly organized and validly existing, with full power and authority to conduct its business affairs in the state in which the Closed Property is located.

        (b) The execution, delivery and performance of this Agreement by Seller, in accordance with its terms, do not violate Seller's articles of incorporation, by-laws, or any contract, agreement, commitment, order, judgment or decree to which Seller is a party or by which it is bound (except for the potential violation of the terms of a lease for a Closed Leasehold Property as a result of a transfer to Purchaser without the Landlord's consent or the operation of the Dark Period).

        (c) The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all required action of Seller and the officers of Seller in full compliance with the provisions of Seller's articles of incorporation and by-laws. The person executing this Agreement on behalf of Seller is duly authorized to do so.

        (d) Seller has the right, power and authority to make and perform its obligations under this Agreement and this Agreement is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

    30. Indemnification. With respect to and following the Settlement on each Closed Property.

        (a) Purchaser shall indemnify and hold Seller harmless from and against all claims, lawsuits, costs (including reasonable counsel fees), losses, damages and liabilities that arise out of or relate to (i) the presence of any Hazardous Materials in, on or at a Closed Property (or any improvements) at the time of Settlement, but only to the extent that the presence of such Hazardous Materials were disclosed in a Phase I Study or Phase II Study obtained by either Seller of Purchaser, (ii) transactions or operations at the Closed Property on and after the Settlement Date or (iii) any breach by Purchaser of any representation, warranty or covenant of Purchaser contained in this Agreement that survives the Settlement. If any claim or lawsuit is made or commenced as to which Seller proposes to demand such indemnification, it shall notify Purchaser with reasonable promptness; provided, however, that any failure of Seller to notify Purchaser shall not relieve Purchaser from its obligations hereunder, except to the extent Purchaser is actually prejudiced by such failure to give notice. Purchaser shall have the option of defending such claim or lawsuit with counsel of its own choosing at its own cost and expense and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Seller and any counsel designated by Seller. Purchaser shall be liable for any settlement of any claim or lawsuit against Seller made with Purchaser's written consent, which consent shall not be unreasonably withheld.

        (b) Seller shall indemnify and hold Purchaser harmless from and against all claims, lawsuits, costs (including reasonable counsel fees), losses, damages and liabilities that arise out of or relate to (i) transactions or operations at the Closed Property before the Settlement Date, but specifically excluding any matter relating to the physical condition of the Closed Property or the presence of any Hazardous Materials in, on or at a Closed Property (or any improvements) at the time of Settlement, and (ii) any breach by Seller of any representation, warranty or covenant of Seller contained in this Agreement that survives the Settlement. If any claim or lawsuit is made or commenced as to which Purchaser proposes to demand such indemnification, it shall notify Seller with reasonable promptness; provided, however, that any failure of Purchaser to notify Seller shall not relieve Seller from its obligations hereunder, except to the extent that Seller is actually prejudiced by such failure to give notice. Seller shall have the option of defending such claim or lawsuit with counsel of its own choosing at its own cost and expense and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Purchaser and any counsel designated by Purchaser. Seller shall be liable for any settlement of any claim or lawsuit against

Purchaser made with Seller's written consent, which consent shall not be unreasonably withheld.

    31. Confidentiality.

        (a) Purchaser agrees that this Agreement and any and all information obtained by Purchaser, its agents, representatives and employees, in connection with any examinations and inspections of the Closed Properties will be held in strict confidence by Purchaser and its agents, representatives and employees and will not be disclosed to anyone other than Purchaser's investors and its and their professional advisers on a "need to know " basis, without the prior written consent of Seller. No news release, public or private announcement, denial or confirmation relating to this Agreement or any part of the transactions contemplated herein shall be made without the prior written consent of Seller. In the event this Agreement is terminated prior to the Settlement on a Closed Property, Purchaser will return to Seller any documents and other materials received from Seller with respect to such Closed Property. Purchaser shall indemnify, defend and hold Seller harmless from any loss, damages, costs or expenses (including reasonable attorney's fees) arising as a result of Purchaser's breach of this Section 31.

        (b) Notwithstanding anything to the contrary contained in Section 31(a) above, from and after the 31st day after the Closed Property Notification Date (or 31 days following the Purchaser's Acceptance Date for each Closed Property that is not a Bank Branch Property), for a Closed Property, Purchaser may market such Closed Property to Purchaser's contacts (including persons who Purchaser believes may be interested in using such Closed Property and persons, including brokers, who may have contacts and relationships with such users), but in doing so, shall not publicly market or advertise or promote in any manner the availability of such Closed Property for sale, lease or other disposition.

    32. No Offer. This Agreement shall neither be deemed an offer to sell nor shall it bind, obligate or be effective against Seller unless and until (a) the Agreement has been approved in writing by Seller's appropriate management authority and (b) this Agreement has been fully executed by Seller and Purchaser and an executed copy is delivered to Seller.

    33. No Liability. No individual officers, directors, shareholders, agents or representatives of Seller or of Purchaser shall have any personal liability under this Agreement, either for the observance or performance of such party's rights, duties or obligations hereunder, or for the default of such party to observe and perform its obligations hereunder, or under any document executed in connection with the transactions contemplated hereby, or otherwise.

    IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the date first written above.

                                   SELLER

                                   BANK OF AMERICA, N.A.


                                   By:__________________________________________
                                        Robert Patterson, Senior Vice President

                                   Date of Execution:_________________

                                   PURCHASER

                                   AMERICAN FINANCIAL RESOURCE GROUP, LLC


                                   By:__________________________________________
                                        Nicholas Schorsch, Manager



                                   Date of Execution:_________________

                              LIST OF EXHIBITS/1/

Exhibit A          Form of Addendum

Exhibit B          Form of Appraisal

Exhibit C-1        Form of Letter of Credit for Secured Liability

Exhibit C-2        Form of Pledge Agreement for Secured Liability

Exhibit D          Form of Lease Assignment and Assumption Agreement with Seller as Lessor

Exhibit E          Form of Bill of Sale

Exhibit F          Form of Lease Assignment and Assumption Agreement with Seller as Lessee

Exhibit G          FIRPTA Affidavit

Exhibit H          Seller's Certificate of Representations and Warranties

Exhibit I          Purchaser's Certificate of Representations and Warranties

Exhibit J-1        Escrow Instructions

Exhibit J-2        Form of Letter of Credit for Deposit

Exhibit J-3        Form of Pledge Agreement for Deposit

Exhibit K          Form of Permanent Use Restrictions






__________________________

NOTE: All Exhibits not attached and initialed upon execution of this Agreement shall be prepared, agreed upon, initialed and attached to this Agreement within ten business days after the date of this Agreement. Should the parties be unable to agree upon the form of all Exhibits within the aforesaid time, either party shall have the right to terminate this Agreement by written notice to the other.

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